HEWLETT-PACKARD COMPANY AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (Unaudited) (In millions except per share amounts)

	Three months ended
	January 31, 2006	October 31, 2005	January 31, 2005
Net revenue	$22,659	$22,913	$21,454
Costs and expenses (a):
Cost of sales	17,392	17,532	16,537
Research and development	871	859	878
Selling, general and administrative	2,692	2,786	2,704
Pension curtailment gain	--	(199)	--
Restructuring charges	15	1,565	3
Amortization of purchased intangible assets	147	136	167
In-process research and development charges	50	2	--

Total costs and expenses	21,167	22,681	20,289

Earnings from operations	1,492	232	1,165
Interest and other, net	38	132	25
(Losses) gains on investments	(2)	14	(24)
Dispute settlement	--	3	(116)

Earnings before taxes	1,528	381	1,050
Provision for (benefit from) taxes (b)	301	(35)	107

Net earnings	$1,227	$416	$943

Net earnings per share:
Basic	$0.43	$0.15	$0.32
Diluted	$0.42	$0.14	$0.32
Cash dividends declared per share	$0.16	$--	$0.16
Weighted-average shares used to compute net earnings per share:
Basic	2,822	2,850	2,908
Diluted	2,893	2,908	2,936

(a) Stock-based compensation expense included under SFAS 123(R) were as follows:

Cost of sales	$39	$--	$--
Research and development	18	--	--
Selling, general and administrative	87	--	--

Total costs and expenses	$144	$--	$--

(b) Tax benefit from stock-based compensation	$(43)	$--	$--